Exhibit 99.1

Ingles Markets, Incorporated Announces Second Quarter Net Income up 72.5%, Settlement Agreement with Securities and Exchange Commission and Second Quarter Conference Call on the Internet

    ASHEVILLE, N.C.--(BUSINESS WIRE)--April 27, 2006--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported net income increased 72.5% for the three months and 63.3% for the six months ended March 25, 2006, compared to the previous year.
    In a separate press release, the Company announced a settlement with the Securities and Exchange Commission ("SEC") resolving a complaint related to certain vendor contracts entered into in fiscal years 2002 and 2003. The settlement does not require Ingles to pay a monetary penalty. The Company settled the SEC's charges without admitting or denying the SEC's allegations.
    Net sales for the March 2006 quarter increased 8.9% over the March 2005 quarter, while comparable store sales grew 8.0% for the same period. For the six months ended March 25, 2006, net sales increased 10.2% over the 2005 period, while comparable store sales grew 8.9%. Sales growth was broad-based across the Company's departments, with the largest percentage increases in gasoline and pharmacy. These departments experienced both volume growth and price increases, while sales growth in other departments was volume driven.
    Easter sales occurred in the March quarter of fiscal 2005 but will occur in the June quarter of fiscal 2006. The Company estimates that comparable store sales increases are slightly higher, at 8.7% and 9.2%, for the March 2006 three- and six-month periods, respectively, adjusted for the effect of Easter sales.
    Gross profit for the March 2006 quarter increased $12.5 million, or 8.8%, to $154.5 million over the second quarter of last fiscal year. Gross profit, as a percentage of sales, was 25.5% for both the March 2006 quarter and for the same quarter last year. During the current quarter, lower margins in the gasoline and pharmacy departments were offset by sales and margin growth in high volume grocery and meat departments. Gross profit dollars for the March 2006 six-month period increased $24.1 million, or 8.5%, over the same period of fiscal 2005. Gross profit as a percentage of sales was 25.1% and 25.4% for the six months ended March 25, 2006 and March 26, 2005, respectively. Lower margins in gasoline and frozen foods attributed to competitive factors and promotional activity, accounted for much of the six-month margin decrease.
    Operating and administrative expenses for the March 2006 quarter decreased as a percentage of sales to 21.1% compared to 21.8% in the March 2005 quarter. Operating and administrative expenses for the March 2006 six-month period decreased as a percentage of sales to 21.0% compared to 21.8% in the March 2005 six-month period. Operating and administrative expenses declined as a percentage of sales due primarily to the Company's ability to leverage increased sales volume.
    Net rental income and other income totaled $1.4 million for the March 2006 quarter and $3.4 million for the six-month period. Both amounts are approximately 5% higher than the corresponding fiscal 2005 totals. There were no significant property transactions for the six months ended March 2006 or March 2005.
    Interest expense totaled $12.2 million and $24.6 million for the three- and six-month periods ended March 2006, respectively, compared to $12.9 million and $26.0 for the same periods ended March 2005 due to a reduction in total debt from $586.5 million at March 26, 2005, to $560.6 million at March 25, 2006.
    Net income for the March 2006 quarter totaled $9.4 million, 72.5% higher than net income of $5.5 million for the March 2005 quarter. Basic and diluted earnings per share for the Company's publicly traded Class A common stock were $0.41 and $0.38 for the March 2006 quarter compared to $0.24 and $0.23 per share for the March 2005 quarter.
    Net income for the six months ended March 25, 2006 totaled $17.2 million, 63.3% higher than net income of $10.5 million for the six months ended March 26, 2005. Basic and diluted earnings per share for the Company's publicly traded Class A common stock were $0.74 and $0.70 for the March 2006 six month period compared to $0.46 and $0.44 per share for the March 2005 six-month period.
    Robert P. Ingle, chief executive officer, stated, "Sales growth like we've had during the second quarter and first six months of fiscal 2006 drive a lot of good things for our Company. Margins are good and expense growth is less than sales growth. As a result, profits have increased. We pay close attention to current customer tastes and try to deliver those products in the best possible store environment. We are also pleased to put the SEC matter behind us without monetary penalty."
    During the March 2006 six-month period, Ingles completed one replacement store, opened a convenience store/car wash and purchased four future store sites. Shortly after quarter-end, one new store and one replacement store were opened and a store was closed. Capital expenditures for the March 2006 six-month period totaled $43.7 million. For the balance of the fiscal year, Ingles expects to open one remodeled store, one replacement store and add four new fuel stations. Capital expenditures for the entire fiscal year are expected to be approximately $80 million, including expenditures for stores to open in fiscal 2007.
    Ingles Markets, Incorporated will provide an on-line, real-time webcast and rebroadcast of its second quarter earnings conference call on May 4, 2006. The live broadcast of Ingles Markets' quarterly conference call will be available on-line at:

    www.ingles-markets.com

    and at

    www.videonewswire.com/event.asp?id=33601

    on May 4, 2006, beginning at 9:00 a.m. (Eastern Time). The on-line replay will follow immediately and continue for 90 days. To hear the Company's conference call live, dial 212-271-4561. A replay will be available from 11:00 a.m. (Eastern Time) on May 4th until 6:00 p.m. on May 5th. To listen to the playback, call 402-977-9140, reservation number 21290890.

    The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2005 Form 10-K and 2006 Forms 10-Q.

    Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. In conjunction with its supermarket operations, the Company also operates 74 neighborhood shopping centers, all but 17 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's National Market under the symbol IMKTA. For more information about the Company, visit Ingles' website at www.ingles-markets.com.


                     INGLES MARKETS, INCORPORATED
             (Amounts in thousands except per share data)

                    Unaudited Financial Highlights

                         Three Months Ended       Six Months Ended
                       ----------------------- -----------------------
                         Mar. 25,   Mar. 26,    Mar. 25,    Mar. 26,
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------

Net sales              $  606,649  $  557,267  $1,230,043  $1,116,542
Gross profit              154,535     142,028     308,086     283,980
Operating and
 administrative
 expenses                 128,029     121,582     258,507     244,290
Rental income, net          1,301       1,081       2,585       2,551
Income from operations     27,807      21,527      52,164      42,241
Other income, net              80         239         820         685
Interest expense           12,226      12,912      24,553      25,958
Income taxes                6,220       3,380      11,220       6,430
Net income             $    9,441  $    5,474  $   17,211  $   10,538

Basic earnings per
 common share -
 Class A               $     0.41  $     0.24  $     0.74  $     0.46
Basic earnings per
 common share -
 Class B               $     0.37  $     0.22  $     0.67  $     0.42
Diluted earnings per
 common share -
 Class A               $     0.38  $     0.23  $     0.70  $     0.44
Diluted earnings per
 common share -
 Class B               $     0.37  $     0.22  $     0.67  $     0.42

Additional selected
 information:
Depreciation and
 amortization expense  $   14,777  $   14,030  $   29,532  $   28,490
Rent expense           $    5,110  $    6,472  $   11,239  $   14,178


          Condensed Consolidated Balance Sheets (Unaudited)

                         Mar. 25,               Sept. 24,
                          2006                    2005
                       -----------             -----------
ASSETS
  Cash and cash
   equivalents         $   22,141              $   50,626
  Receivables-net          42,858                  39,079
  Inventories             207,620                 204,113
  Other current assets     11,996                  10,639
  Property and
   equipment-net          759,312                 744,163
  Other assets             17,469                  17,385
                       -----------             -----------
TOTAL ASSETS           $1,061,396              $1,066,005
                       ===========             ===========

LIABILITIES AND
 STOCKHOLDERS' EQUITY
  Current maturities
   of long-term debt   $   14,165              $   16,413
  Accounts payable,
   accrued expenses
   and current portion
   of other long-term
   liabilities            182,639                 184,462
  Deferred income
   taxes                   26,396                  31,246
  Long-term debt          546,477                 553,015
  Other long-term
   liabilities              4,841                   4,020
                       -----------             -----------
    Total Liabilities     774,518                 789,156
  Stockholders' equity    286,878                 276,849
                       -----------             -----------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY  $1,061,396              $1,066,005
                       ===========             ===========

    CONTACT: Ingles Markets, Incorporated, Asheville
             Ron Freeman, 828-669-2941, Ext. 223
             www.ingles-markets.com